Exhibit 5.1

John-Paul Motley
+1 (213) 561-3204
jpmotley@cooley.com

February 13, 2023

Grindr Inc.
750 N. San Vicente Blvd., Suite RE 1400
West Hollywood, CA 90069

Ladies and Gentlemen:

We have acted as counsel to Grindr Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 17,857,994 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 13,764,400 shares of Common Stock issuable pursuant to the Company’s 2022 Equity Incentive Plan (the “2022 Plan”), and (b) 4,093,594 shares of Common Stock issuable pursuant to the Grindr Group LLC Amended and Restated 2020 Equity Incentive Plan (together with the 2022 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We note that the Company was initially incorporated under the laws of the Cayman Islands and was domesticated (the “Domestication”) as a corporation in the State of Delaware in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation the approval of the Plans by the board and shareholders of the Company as a Cayman Islands exempted company prior to the Domestication were done in accordance with the applicable governing documents of the Company and the laws of the Cayman Islands.

Our opinion is expressed only with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP   355 S. Grand Avenue, Suite 900  Los Angeles, CA 90071
t: (213) 561-3250   f: (213) 561-3244  cooley.com

February 13, 2023
Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ John-Paul Motley
John-Paul Motley

Cooley LLP   355 S. Grand Avenue, Suite 900  Los Angeles, CA 90071
t: (213) 561-3250   f: (213) 561-3244  cooley.com